New Age Alpha Funds Trust 485BPOS

Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-14 of NAA Allocation Fund, NAA Mid Growth Fund, NAA World Equity Income Fund, NAA Risk Managed Real Estate Fund, NAA Market Neutral Real Estate Fund, NAA Opportunity Fund, NAA Large Core Fund, and NAA SMid Cap Value Fund, each a series of New Age Alpha Funds Trust, under the heading “Fund Service Providers” in the Combined Proxy Statement/Prospectus.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 3, 2024